Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (File Numbers 333-116556, 333-101255, 333-92402, 333-36142, 333-39114, 333-40618, 333-51024, 333-58694, 333-60219, 333-61799, 333-64902, 333-68379, 333-69375, 333-70765, 333-80513, 333-81355, 333-82498, 333-83859, 333-83861, 333-83863, 333-83867, 333-83869, 333-86585, and 333-91425) and on Forms S-8 (File Numbers 333-52845, 333-54550, 333-70321, and 333-81824) of Boston Properties, Inc. of our report dated March 14, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, MA

March 14, 2005